[FCB FINANCIAL CORP. LETTERHEAD]

Contact:
Phillip J. Schoofs, Vice President, Treasurer and Chief Financial Officer
(920) 303-4925
James J. Rothenbach, President and Chief Financial Officer (920) 303-4924

                               FCB FINANCIAL CORP.
                         ANNOUNCES FISCAL YEAR EARNINGS

       Oshkosh, Wisconsin, April 30, 1999. FCB Financial Corp. (NASDAQ:FCBF) today announced net income for the fiscal year ended March 31, 1999 of $6,697,000, representing diluted earnings per share of $1.76. Compared to fiscal 1998, net income increased 14.6% from $5,844,000 and diluted earnings per share increased 13.5% from $1.55. Income before provision for income taxes for the fiscal year ended March 31, 1998 was reduced by merger associated expenses of $1,177,000. The merger of equals between FCB Financial Corp. and the former OSB Financial Corp. was completed on May 1, 1997 and accounted for as a purchase transaction and, therefore, results of the former OSB Financial Corp. for the month of April 1997 were not included.

       Return on average equity and return on average assets both increased for fiscal 1999 compared to 1998. Return on average equity for 1999 was 8.77%, an increase of more than eight percent from 8.06% for 1998. Return on average assets for 1999 was 1.28%, an increase of over nine percent from 1.17% for 1998.

       FCB had an exceptional year for loan production with loan originations of $263.1 million. This had a positive impact on earnings as the company had gains from the sale of long term fixed rate mortgage loans of $1,162,000. This was an increase of 19.5% from $935,000 compared to last year. Coupled with stable operating expenses, this helped offset the decrease in net interest margin. The net interest margin for fiscal 1999 was 3.40% compared to 3.41% for fiscal 1998.

       Fiscal 1999 was dominated by loan refinancing activity which negatively impacted the net interest margin as well as overall loan growth. Loans outstanding increased slightly to $390.0 million at March 31, 1999 from $387.6 million at March 31, 1998. Loans originated and serviced for others also increased slightly to $246.2 million at March 31, 1999 from $242.5 million at March 31, 1998.

       Deposits at March 31, 1999 were $329.4 million, an increase of 3.4% from $318.5 million at March 31, 1998. This increase in deposits funded the growth in total assets of $4.1 million as well as the decrease in borrowed funds of $7.3 million. Total assets at March 31, 1999 were $521.9 million.

       During fiscal 1999, FCB completed its move of corporate staff and centralized functions to Oshkosh and at the same time totally renovated and updated the home office to accommodate the customer growth and volume at this location. Additionally, a new downtown

Neenah location is under construction with anticipated completion for the fall, 1999. This new Neenah location will provide state of the art banking facilities and easy drive-up and lobby access for all banking and financial product and service delivery.

       For the fourth quarter ended March 31, 1999, net income was $1,586,000, representing diluted earnings per share of $.42. This compares to net income of $1,745,000 or diluted earnings per share of $.46 per share for the same period a year ago. The fourth quarter of fiscal 1998 was positively impacted by a $412,000 gain on sale of long term fixed rate mortgages compared to $192,000 for the quarter ended March 31, 1999. In addition, the net interest margin decreased from 3.47% for the fourth quarter of fiscal 1998 to 3.41% for the fourth quarter of fiscal 1999 due to the rapidly changing and competitive interest rate environment.

       On January 5, 1999, the company announced it entered into a definitive agreement providing for the merger of FCB Financial Corp. with and into Anchor BanCorp Wisconsin Inc. Anchor BanCorp is the parent holding company for AnchorBank, S.S.B., a $2.1 billion financial institution with 35 full service offices and 2 lending only facilities in 13 Wisconsin counties.

       In the merger, FCB shareholders will receive 1.83 shares of Anchor common stock for each share of FCB common stock they own. Consummation of the merger is subject to applicable regulatory approvals and to approval by the shareholders of both companies. It is anticipated that the merger will be completed during the second calendar quarter of 1999.

       FCB Financial Corp. is a community based financial services holding company with corporate headquarters in the Fox Valley, Wisconsin. Its wholly owned subsidiary, Fox Cities Bank, serves as a community financial center offering full service retail and business banking plus full brokerage, investment and trust services from thirteen East Central Wisconsin offices located in Appleton, Berlin, Darboy, Menasha, Neenah, Oshkosh, Ripon, Wautoma and Winneconne.


                                                FCB FINANCIAL CORP.
                                          UNAUDITED FINANCIAL HIGHLIGHTS
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

---------------------------------------------- ------------------- ------------------ ---------------------- ----------------------
                                                    QUARTER             QUARTER            FISCAL YEAR            FISCAL YEAR
                                                     ENDED               ENDED                ENDED                  ENDED
SELECTED OPERATIONS DATA                            3/31/99             3/31/98              3/31/99               3/31/98*
---------------------------------------------- ------------------- ------------------ ---------------------- ----------------------
INTEREST AND DIVIDEND INCOME                               $9,267             $9,810                $38,342                $37,939
INTEREST EXPENSE                                            4,972              5,435                 20,987                 21,292
PROVISION FOR LOAN LOSSES                                      84                150                    402                    950
NONINTEREST INCOME                                            677                957                  3,412                  3,010
OPERATING EXPENSES                                          2,436              2,412                  9,731                  9,016
MERGER-RELATED EXPENSES                                         0                  0                      0                    827
PROVISION FOR INCOME TAXES                                    866              1,025                  3,937                  3,020
NET INCOME                                                  1,586              1,745                  6,697                  5,844
--------------------------


SELECTED FINANCIAL RATIOS
AND OTHER DATA
--------------------------

RETURN ON AVERAGE ASSETS                                    1.21%              1.35%                  1.28%                  1.17%
RETURN ON AVERAGE EQUITY                                    8.18%              9.41%                  8.77%                  8.06%
NET INTEREST SPREAD                                         2.77%              2.78%                  2.74%                  2.68%
NET INTEREST MARGIN                                         3.41%              3.47%                  3.40%                  3.41%
NON-PERFORMING ASSETS TO TOTAL ASSETS                       0.17%              0.26%                  0.17%                  0.26%

ALLOWANCE FOR LOAN LOSSES TO LOANS                          0.98%              0.96%                  0.98%                  0.96%

SHARES OUTSTANDING                                      3,840,680          3,867,080              3,840,680              3,867,080
BASIC EARNINGS PER SHARE                                    $0.43              $0.47                  $1.80                  $1.59
DILUTED EARNINGS PER SHARE                                  $0.42              $0.46                  $1.76                  $1.55
DIVIDENDS DECLARED PER SHARE                                $0.22              $0.20                  $0.88                  $0.78
BOOK VALUE PER SHARE                                       $20.29             $19.37                 $20.29                 $19.37







                               FCB FINANCIAL CORP.
                   UNAUDITED FINANCIAL HIGHLIGHTS (Continued)
                             (DOLLARS IN THOUSANDS)

-------------------------------------------------- ------------------ ------------------
                                                         AS OF              AS OF
SELECTED FINANCIAL DATA                                 3/31/99            3/31/98
-------------------------------------------------- ------------------ ------------------

TOTAL ASSETS                                                $521,909           $517,772
LOANS RECEIVABLE - NET                                       387,324            370,934
LOANS HELD FOR SALE - NET                                      2,650             16,692
DEPOSIT ACCOUNTS                                             329,426            318,508
BORROWED FUNDS                                               102,100            109,350
SHAREHOLDERS' EQUITY                                          77,927             74,916
MORTGAGE LOANS SERVICED FOR OTHERS                           246,233            242,491

* - ON MAY 1, 1997 THE CORPORATION  MERGED WITH OSB FINANCIAL  CORP.  THEREFORE,
OPERATING  RESULTS FOR THE FISCAL YEAR ENDED MARCH 31, 1998  INCLUDE THE RESULTS
OF OSB FINANCIAL CORP. AND SUBSIDIARIES FROM MAY 1, 1997.